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                                                               EXHIBIT (m)(xvii)

                           OLD WESTBURY FUNDS, INC.

                     Old Westbury Capital Opportunity Fund

                             Amended and Restated
                Distribution and Service Plan Pursuant to Rule
                12b-1 Under the Investment Company Act of 1940


          This Distribution and Service Plan (the "Plan") is hereby amended to reflect that BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services is the Distributor (the "Distributor"). The Board of Directors of the Fund has approved unanimously this amendment to the Plan and has authorized the Fund to re-execute the Distribution Agreement and Shareholder Servicing Agreement with the Distributor to reflect the foregoing. The Plan is hereby amended in its entirety as set forth herein and as authorized under Section 9 of the previous Plan.

          The Plan is adopted by Old Westbury Funds, Inc. (the "Fund"), on behalf of Old Westbury International Fund (the "Portfolio") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                 The Plan
                                 --------
          1. The Portfolio and the Distributor have entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Portfolio's shares. Pursuant to the Distribution Agreement, the Distributor, for nominal